CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Four Oaks Fincorp, Inc.
Four Oaks, North Carolina

We consent to the incorporation by reference in the registration statements of Four Oaks Fincorp, Inc. (the “Company”) on Form S-1 (File No. 333-175771), on Form S-3 (File No. 333-33527) and Form S-8 (File Nos. 333-30677, 333-69792, 333-152159, 333-162200, 333-162202, 333-165829, and 333-187601) of our report dated March 28, 2013, with respect to the consolidated balance sheet of the Company as of December 31, 2012, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for the year then ended, which report appears in the Company’s December 31, 2013 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Raleigh, North Carolina
March, 31, 2014